Exhibit 99.1

ZUMIEZ INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	July 31, 2010	% of Sales	August 1, 2009	% of Sales
Net sales	$97,702	100.0%	$85,170	100.0%
Cost of goods sold	66,986	68.6%	60,526	71.1%

Gross profit	30,716	31.4%	24,644	28.9%

Selling, general and administrative expenses	33,084	33.8%	29,870	35.0%

Operating loss	(2,368)	(2.4%)	(5,226)	(6.1%)

Interest income, net	352	0.4%	307	0.4%
Other income, net	47	0.0%	—	0.0%

Loss before income taxes	(1,969)	(2.0%)	(4,919)	(5.7%)

Benefit for income taxes	(755)	(0.8%)	(1,834)	(2.1%)

Net loss	$(1,214)	(1.2%)	$(3,085)	(3.6%)

Basic loss per share	$(0.04)		$(0.10)

Diluted loss per share	$(0.04)		$(0.10)

Weighted average shares used in computation of loss per share:
Basic	29,954		29,496

Diluted	29,954		29,496

ZUMIEZ INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Six Months Ended
	July 31, 2010	% of Sales	August 1, 2009	% of Sales
Net sales	$186,798	100.0%	$161,977	100.0%
Cost of goods sold	130,330	69.8%	115,434	71.3%

Gross profit	56,468	30.2%	46,543	28.7%

Selling, general and administrative expenses	62,090	33.2%	55,208	34.0%

Operating loss	(5,622)	(3.0%)	(8,665)	(5.3%)

Interest income, net	717	0.4%	664	0.4%
Other income, net	71	0.0%	—	0.0%

Loss before income taxes	(4,834)	(2.6%)	(8,001)	(4.9%)

Benefit for income taxes	(1,720)	(0.9%)	(3,257)	(2.0%)

Net loss	$(3,114)	(1.7%)	$(4,744)	(2.9%)

Basic net loss per share	$(0.10)		$(0.16)

Diluted net loss per share	$(0.10)		$(0.16)

Weighted average shares used in computation of loss per share:
Basic	29,846		29,253

Diluted	29,846		29,253

ZUMIEZ INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2010	January 30, 2010	August 1, 2009
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$6,842	$1,568	$21,304
Marketable securities	84,475	106,483	60,748
Receivables	8,375	5,600	6,755
Income taxes receivable	2,988	—	1,399
Inventories	78,691	50,916	69,569
Prepaid expenses and other	7,653	6,102	6,319
Deferred tax assets	3,280	3,045	4,048

Total current assets	192,304	173,714	170,142

Fixed assets, net	78,092	66,008	74,367
Goodwill and other intangibles	13,161	13,186	13,211
Long-term deferred tax assets	6,658	5,537	2,291
Long-term investments	2,787	872	799
Long-term other assets	1,164	948	793

Total long-term assets	101,862	86,551	91,461

Total assets	$294,166	$260,265	$261,603

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$48,327	$16,817	$43,352
Accrued payroll and payroll taxes	5,572	6,593	3,540
Income taxes payable	—	4,006	—
Deferred rent and tenant allowances	3,614	3,248	3,157
Other liabilities	12,429	9,123	8,712

Total current liabilities	69,942	39,787	58,761

Long-term deferred rent and tenant allowances	28,046	26,375	26,980
Long-term other liabilities	1,759	1,427	212

Total long-term liabilities	29,805	27,802	27,192

Total liabilities	99,747	67,589	85,953

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 30,600 shares issued and outstanding at July 31, 2010, 30,251 shares issued and outstanding at January 30, 2010 and 30,155 shares issued and outstanding at August 1, 2009.	86,345	81,399	78,259
Accumulated other comprehensive income	12	101	90
Retained earnings	108,062	111,176	97,301

Total shareholders’ equity	194,419	192,676	175,650

Total liabilities and shareholders’ equity	$294,166	$260,265	$261,603